Bayshore Exploration L.L.C.	P. O. Box 429
Bellville, TX 77418
Phone (979) 865-9924
Fax (979) 865-9322
bayshoreexpl@sbcglobal.net

July 21, 2008

Paxton Energy, Inc.
Attn:  Rob Freiheit
4120 Douglas Blvd.
Suite 306-428
Granite Bay, CA  95746

RE:	Amendatory Letter Agreement
Exploration Agreement dated March 1, 2006
Cooke and Storey Ranch Prospects
La Salle County, Texas

Gentlemen:

Reference is made to that certain Exploration Agreement dated March 1, 2006 by and between Bayshore Exploration L.L.C. ("Bayshore") and Paxton Energy, Inc. ("Paxton") pertaining to the Cooke and Storey Ranch Prospects located in La Salle County, Texas.  This letter is written to amend and confirm said Exploration Agreement with the following changes:

1.
Bayshore is the operator of certain oil and gas wells and leasehold interests in which Paxton participates as a working interest owner.  Bayshore and Paxton have reviewed past due invoices on these wells to date and have determined that the total amount due to Bayshore by Paxton through March 31, 2008 is $304,900.32, $208,842.32 of the debt relates to the drilling and completion of the Cooke No. 6 Well for which special payment provisions below have been made pursuant 10 this agreement.

On or before August 15, 2008 Paxton agrees to pay Bayshore an initial payment towards the past due invoices of $75,000.00 USD.

2.
Bayshore agrees to assign to Paxton, within 15 days of receipt of the initial payment of $75,000.00, all of Paxton’s right, title and interests in and to the producing wells and the proration units assigned thereto.

Page 2	July 23, 2008

3.	The remaining balance for past due invoices owed to Bayshore by Paxton shall be paid to Bayshore in full on or before December 31, 2008.

4.
Bayshore agrees to deliver to Paxton, upon receipt of the initial payment of $75,000.00, 305,000 shares of restricted common stock of Paxton, suitably endorsed, for delivery to certain investors in Paxton.

5.
Upon execution of this agreement, Bayshore and Paxton agree to put Paxton’s working interest in the Cooke No. 6 Well, less a retained ten percent (10%) working interest, up for sale to third parties.  In the event that a sale of Paxton’s working interest (21.75% WI) in the Cooke No. 6 Well occurs on or before December 31, 2008 the proceeds from the sale shall be delivered directly to Bayshore to offset any remaining balance owed by Paxton.

6.
This Amendatory Letter Agreement shall be incorporated into and made a part of that certain Exploration Agreement dated March 1, 2006 between Bayshore and Paxton.  All other terms and conditions of said Exploration Agreement shall remain in force.

If the foregoing is your understanding of our agreement, please indicate your acceptance in the space provided below and return one fully executed copy of this agreement to Bayshore on or before July 31, 2008.

Bayshore Exploration, L.L.C.	Paxton Energy, Inc.

/s/ Jamin Swantner	/s/ Robert Freiheit
Jamin Swantner, President	Robert Freiheit
Date: 7-24-08	Date: 7-25-08